Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into this 24th day of March, 2010, and shall be effective as of the Closing Date (as such term is defined in the Asset Purchase Agreement (as hereinafter defined)) (the “Effective Date”), by and between Corporate Resource Development Inc., a Delaware corporation (“Buyer”) and Eric Goldstein (the “Consultant”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Buyer has entered into a Foreclosure and Asset Purchase Agreement, on the date hereof (the “Asset Purchase Agreement”), with Rosenthal & Rosenthal, Inc., the Consultant, GT Systems Inc. (“GT”), certain of GT’s operating affiliates party thereto (the “Operating Affiliates” and collectively with GT and the Consultant, “Obligors”), and certain other persons party thereto;

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer purchased assets relating to the temporary and permanent placement of employees (excluding the business related to the temporary and permanent placement of employees in the light industrial industry and for translation and interpreting services, the “Business”);

WHEREAS, the Consultant has a 100% ownership interest in GT and the Operating Affiliates and, pursuant to the Asset Purchase Agreement, transferred the goodwill associated with the Purchased Assets;

WHEREAS, the Consultant has specialized and unique skills, knowledge and contacts with respect to the Business; and

WHEREAS, Buyer desires to retain the Consultant as a consultant in order to assist Buyer in the maintenance and development of the Business.

NOW, THEREFORE, in consideration of the terms and mutual undertakings herein contained, Buyer and the Consultant hereby agree as follows:

1. Consulting Services; Term; Termination for Cause.  Commencing on the Effective Date and, unless extended as provided herein, ending on the third anniversary of the Effective Date (such period, the “Term”), the Consultant agrees to make himself reasonably available to provide to Buyer the consulting services (the “Consulting Services”) described on Exhibit A hereto. The Consultant shall provide such Consulting Services during regular business hours and otherwise as and to the extent described on Exhibit A hereto.  The Consultant shall report to the President and Chief Executive Officer of Corporate Resource Services, Inc. (“CRS”) or such other person acting in such capacity or such other senior executive officer of CRS as may be acting in such capacity (such person to whom the Consultant shall report, the “CEO”).  The Consultant shall not have any responsibility or authority for the supervision or management of the employees of CRS, Buyer or its subsidiaries.  The Term may be extended by mutual agreement of the parties hereto in accordance with Section 9(c).

Buyer may end the Term at any time for Cause, effective upon delivery of prior written notice to the Consultant.  For purposes of this Agreement, “Cause” shall mean the Consultant’s (i) breach of his obligations set forth in Section 7 hereof, (ii) fraud or dishonesty in the course of the performance of his duties hereunder, in either case resulting in material economic harm or material damage to Buyer, or (iii) conviction or pleading guilty or nolo contendere to any felony charge in connection with any acts committed by the Consultant on or after the Effective Date.

Upon the expiration of the Term, (i) Buyer will pay (or cause to be paid) all accrued but unpaid Consulting Compensation (as defined below) set forth on Exhibit A hereto and expense reimbursements as of the date of such expiration; and (ii) this Agreement will terminate except that Sections 3, 5, 6, 7 and 8 will continue in full force and effect.

2. Compensation and Expenses.  As compensation for performing the Consulting Services, Buyer will pay (or cause to be paid) to the Consultant the Consulting Compensation set forth on Exhibit A hereto (the “Consulting Compensation”).  Buyer will reimburse the Consultant for any and all reasonable, documented out-of-pocket expenses incurred by the Consultant with Buyer’s prior written consent in performing the Consulting Services; provided, however, the Consultant shall not be required to obtain such prior written consent with respect to the incurrence of any expenses in performing the Consulting Services of less than $500 in the aggregate per month.

3. Confidentiality.  In connection with performing the Consulting Services, the Consultant may come into possession of information regarding Buyer and its parent, subsidiaries, partners, manager, Affiliates and their respective representatives, agents, employees, officers and directors (collectively, “Confidential Information”).  During and after the Term, the Consultant agrees to refrain from disclosing any Confidential Information to any person or entity, except to the extent (i) required by law, regulation, subpoena or other legal process or proceeding (and only after prior notice to Buyer); (ii) required in connection with performing the Consulting Services; (iii) Confidential Information is or becomes generally available to the public through no action or omission of the Consultant; or (iv) Buyer has consented in writing to such disclosure.  Upon the expiration of the Term or upon the written request of Buyer, the Consultant will return to Buyer all Confidential Information that has been provided to the Consultant.

4. Independent Contractor Status.  The relationship of the Consultant to Buyer in performing the Consulting Services shall be that of an independent contractor, and nothing contained in this Agreement shall create or imply a partnership, joint venture, agency or employment relationship between the Consultant and Buyer.  Without Buyer’s written consent, the Consultant, when acting as a consultant under the terms of this Agreement, is not authorized to bind Buyer or its parent or subsidiaries or to otherwise make any representation, agreement or commitment on behalf of Buyer.  Buyer will not withhold any federal, state or local payroll taxes or any state unemployment or similar taxes in respect of the Consulting Compensation.  The Consultant will be responsible for the payment of all applicable federal, state or local taxes relating to the Consulting Compensation.

5. Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing, shall be addressed as follows, and shall be deemed to have been duly given on the date of delivery:

If to Buyer:	Corporate Resource Development Inc.
160 Broadway, 15th Floor
New York, New York 10038
Telephone: (212) 346-7960
Attention: Jay Schecter

with a copy to:	Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Telephone: (212) 541-2275
Attention: Kenneth L. Henderson, Esq..

If to the Consultant:	Eric Goldstein
64 Osborn Road
Harrison, New York. 10528

with a copy to:	Todtman, Nachamie, Spizz & Johns, P.C.
425 Park Avenue
New York, New York 10022
Telephone: (212) 754-9400
Attention: Alex Spizz, Esq.

Either party hereto may change its address for purposes of this Section 5 by giving the other party hereto written notice of the new address in the manner set forth above.

6. Indemnity.  Except to the extent caused by the negligence, fraud or intentional misconduct of the Consultant or as a result of or in connection with a breach by the Consultant of this Agreement, Buyer will indemnify and hold the Consultant harmless against any and all liability of the Consultant arising out of any third party claim, suit, action or proceeding (each a “Claim” and collectively, “Claims”) in which the Consultant is made a defendant so far as such Claim is based upon, with respect to, or in connection with, or arises out of, results from, or relates to the Consultant’s relationship with Buyer or the Consultant’s performance of the Consulting Services, and shall pay all costs, including reasonable attorneys’ fees and expenses, incurred by or on behalf of the Consultant to defend such Claims.  The Consultant shall not settle any matter that would give rise to indemnification obligations of Buyer hereunder without Buyer’s prior written approval.  It is expressly agreed and understood that the indemnification obligation set forth in this Section 6 shall not apply to any Excluded Liabilities (as such term is defined in the Asset Purchase Agreement) or to any liability of Consultant arising or incurred prior to the Closing Date, whether or not in connection with the Business.

7. Non-Competition; Non-Solicitation.

(a)
The Consultant hereby acknowledges that he is familiar with the Business and the trade secrets and with other confidential information related to the Business.  The Consultant acknowledges and agrees that Buyer and General Employment would be irreparably damaged if the Consultant were to provide services to or otherwise participate in the business of any Person competing with the Business in a similar business and that any such competition by the Consultant would result in a significant loss of goodwill by Buyer and General Employment.  The Consultant further acknowledges and agrees that the covenants and agreements set forth in this Section 7 were good and sufficient consideration for the Consultant and were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if the Consultant breached the provisions of this Section 7.  Therefore, the Consultant agrees, in further consideration of the Consulting Services and the goodwill of the Business sold by him, that during the three (3) year period after the Effective Date (the “Restricted Period”), the Consultant shall not (and shall cause his Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in New York, New Jersey, Pennsylvania, Connecticut, the District of Columbia and Florida (the “Restricted Territory”) in any business engaged directly or indirectly relating to the Business or the business engaged in by Buyer; provided that nothing herein shall prohibit the Consultant or any of his Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. The Consultant acknowledges that the Business and Buyer’s business have been conducted or are presently proposed to be conducted throughout the Restricted Territory and that the geographic restrictions and time periods, as well as all other restrictions and covenants contained in Section 7 are reasonable and necessary, and supported by good and valuable consideration, to protect the goodwill of Buyer’s business and the Business being transferred by Obligors pursuant to the Asset Purchase Agreement.

(b)
The Consultant agrees that he shall not (and shall cause his Affiliates not to) directly, or indirectly through another Person during the Restricted Period, (i) induce or attempt to induce any employee of the Business, or any of their Affiliates to leave the employ of the Business, Buyer or any of their Affiliates, or in any way interfere with the relationship between the Business, Buyer or any of their Affiliates and any employee thereof, (ii) hire any person who was an employee of the Business, Buyer or any of their Affiliates at any time during the twelve-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 7(b) that any such hiring within such twelve-month period is in violation of clause (i) above), or (iii) call on, solicit or service any client, customer, supplier, licensee, licensor or other business relation of Buyer, the Business, or any of their Affiliates (including any Person that was a client, customer, supplier or other potential business relation of Buyer, the Business, or any of their Affiliates at any time during the twelve month period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Business, Buyer or any of their Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Business, Buyer or any of their Affiliates (including making any negative statements or communications about the Business, Buyer or any of their Affiliates).

(c)
If, at the time of enforcement of the covenants contained in this Section 7 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  The Consultant has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business, Buyer’s business and the substantial investment in the Business made by General Employment and Buyer under the Asset Purchase Agreement.

(d)
If the Consultant or an Affiliate of the Consultant breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Business and Buyer and that money damages would not provide an adequate remedy to Buyer and that a bond of no more than $250 is sufficient to any action by Buyer for temporary or injunctive relief; and (ii) the right and remedy to require the Consultant to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(e)	In the event of any breach or violation by the Consultant of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(f)
Nothing contained in this Agreement shall prohibit the Consultant and any Affiliates of the Consultant, from (i) collecting any receivables of Obligors arising from the operation of the Business prior to the closing of the Asset Purchase Agreement, (ii) winding down the business of Obligors (other than the Business sold pursuant to the Asset Purchase Agreement), or (ii) actively participating or engaging in the business of the Excluded Industries.

8. Assignment of Intellectual Property.

(a)
The Consultant will promptly disclose to Buyer any concept, idea, invention, discovery, improvement or material, whether subject to intellectual property protection or not, in any and all forms whatsoever (“Creations”), conceived or made by him, alone or with others at any time during its consultancy.  The Consultant agree that Buyer owns any such Creations, conceived or made by the Consultant alone or with others at any time during his consultancy, and the Consultant hereby assigns and agrees to assign to Buyer all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which Buyer deems necessary or desirable.  These obligations shall continue beyond the termination of his consultancy with respect to Creations and derivatives of such Creations conceived or made during his service with Buyer.  The Consultant understands that the obligation to assign Creations to Buyer shall not apply to any Creation which is developed entirely on the Consultant’s own time without using any of Buyer’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the Business or to the current or anticipated research or development of Buyer or any of its Affiliates (except any Creations which relate to the business of the Excluded Industries); or (b) results in any way from his work at Buyer.

(b)
The Consultant will not assert any rights to any concept, material, invention, discovery, idea or improvement, in any and all forms whatsoever, relating to the business of Buyer or any of its Affiliates or to his duties hereunder as having been made or acquired by the Consultant prior to his work for Buyer, except for the matters, if any, described in Exhibit B to this Agreement.

(c)
During the Term, if  the Consultant incorporates into a product or process of Buyer or any of its Affiliates anything listed or described in Exhibit B, Buyer is hereby granted and shall have an exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(d)
The Consultant agrees to cooperate fully with Buyer, both during and after the Consultant’s service with Buyer, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations which are owned by Buyer hereunder.  The Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which Buyer may deem necessary or desirable in order to protect its rights and interests in any Creations.  The Consultant further agrees that if Buyer is unable, after reasonable effort, to secure the necessary signature on any such papers, any officer of Buyer shall be entitled to execute such papers as its, his or her agent and attorney-in-fact and the Consultant hereby irrevocably designates and appoints each officer of Buyer as its attorney-in-fact to execute any such papers on its behalf and to take any and all actions as Buyer may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9. Miscellaneous.

(a)
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of laws principles thereof to the extent that the general application of the laws of another jurisdiction would be required thereby.  The parties hereto hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such state or federal court.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)
Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c)
Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained herein.

(d)
Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(e)
Assignment.  The Consultant may not assign this Agreement, or any right or obligation hereunder, without the prior written consent of Buyer.  Any such attempted assignment shall be null and void. Notwithstanding the foregoing, (i) this Agreement shall inure to the benefit of the Consultant’s estate and heirs and (ii) Consultant may, without the prior written consent of Buyer within 60 days of the Effective Date, assign his right to the Consulting Compensation hereunder to an Affiliate of the Consultant.  Upon receipt of written notice from the Consultant designating the Affiliate to which such right to the Consulting Compensation has been assigned, Buyer shall thereafter pay the Consulting Compensation directly to such Affiliate of the Consultant.

(f)
Audit Rights.  Buyer shall deliver to the Consultant, not less than once per calendar quarter, a detailed calculation of gross sales applicable to the preceding quarter. Upon delivery of the calculation of gross sales to the Consultant, Buyer shall provide the Consultant and his representatives, at the Consultant’s sole expense and not more often than once per calendar quarter, with reasonable access to the books, records and financial information relating to the Business and the Purchased Assets, to the extent reasonably necessary for the Consultant’s evaluation of the gross sales.  The Consultant may dispute the calculation of gross sales by notifying Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (including supporting calculations), within thirty (30) calendar days after the Consultant’s receipt of the determination of gross sales.  In the event that the Consultant does not provide such a notice of disagreement within such thirty (30) calendar day period, the Consultant shall be deemed to have accepted the calculation of gross sales delivered by Buyer, which shall then be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is provided within such thirty (30) calendar day period, Buyer and the Consultant shall use their commercially reasonable efforts for a period of thirty (30) calendar days to resolve any disagreements with respect to the calculation of gross sales.  If the parties are unable to resolve such disagreements and if the items that remain in dispute at the end of such thirty (30) calendar day period (the “Unresolved Items”) (x) total less than $10,000, then the Unresolved Items shall be deemed to have been resolved by Buyer and the Consultant by splitting equally the amount of such Unresolved Items, and the calculation of gross sales shall be finally modified so as to reflect such resolution of the Unresolved Items; or (y) total at least $10,000, then, within thirty (30) calendar days thereafter, either Buyer or the Consultant may submit the dispute to binding arbitration before the American Arbitration Association in New York, New York, and a final and conclusive determination of gross sales shall be made by a single arbitrator.  All costs or expenses incurred by either Buyer or the Consultant (including attorneys’ fees) in connection with such arbitration shall be the sole responsibility of the party incurring such costs or expenses.

(g)
Death and Disability Benefits.  If the Consultant dies during the Term, all Consulting Compensation to which the Consultant is entitled shall be paid, during the remainder of the Term, in accordance with the terms of this Agreement (including the timing of such payments included herein), to such Affiliate of the Consultant as shall have been theretofore designated by the Consultant pursuant to Section 9(e) hereof, or, in the absence of any such designation, to the Consultant’s estate or a beneficiary designated by the Consultant.  If the Consultant becomes disabled during the Term such that he is unable to provide the Consulting Services, all Consulting Compensation to which the Consultant is entitled shall be paid, during the remainder of the Term, in accordance with the terms of this Agreement (including the timing of such payments included herein), to such Affiliate of the Consultant as shall have been theretofore designated by the Consultant pursuant to Section 9(e) hereof, or, in the absence of any such designation, to the Consultant.  Notwithstanding anything to the contrary herein or in any Exhibit hereto, and for the avoidance of any doubt, the inability of Consultant to provide Consulting Services hereunder by reason of death or disability shall not be a defense to the payment of any and all Consulting Compensation hereunder.

(h)	Counterparts. This Contract may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

CORPORATE RESOURCE DEVELOPMENT INC.

By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: Chief Executive Officer

CONSULTANT:

/s/ Eric Goldstein
Name: Eric Goldstein

CRS hereby unconditionally guarantees to the Consultant (or its assignee) the due and punctual payment of all compensation payable by Buyer to the Consultant (or its assignee) hereunder.  The foregoing guaranty of CRS is a guaranty of payment and not a guaranty of collection.

CORPORATE RESOURCE SERVICES, INC.

By:	/s/ Jay H. Schecter
Name: Jay Schecter
Title:

EXHIBIT A

CONSULTING SERVICES.  The Consulting Services shall consist of the following services that Buyer may request from time to time during the Term:

1.	Functioning as consultant to Buyer with respect to the business of Buyer and the Business.

2.	Consulting services with respect to general administration and oversight with respect to the business of Buyer and the Business, including maintaining customer and client relationships.

3.
It is understood that the services of the Consultant will not require his full time or attention or regular attendance at the offices of Buyer and that the Consultant may engage in other business activities in accordance with this Agreement, including without limitation, Section 7 hereof.  Except in the case of death or disability, the Consultant shall be required to devote a minimum of 20 hours per week, during forty-six (46) weeks in each calendar year, to providing the Consulting Services.

CONSULTING COMPENSATION.  In consideration of performing the Consulting Services, Buyer will pay (or cause to be paid) to the Consultant the following Consulting Compensation during the Term:

1.	Annual base compensation: $200,000, paid in accordance with Buyer’s payroll practices, but not less frequently than twice per month.

2.	Periodic sales-based compensation: Buyer shall pay to the Consultant, not less frequently than twice per month, 0.4% of the gross sales applicable to each pay period.

3.
Annual sales-based compensation:  With respect to each twelve-month period during the Term (the first such period beginning on the Effective Date), Buyer shall pay to the Consultant 0.6% of the portion, if any, of the gross sales that exceeds $80,000,000 in such twelve-month period.  Payment of such amount shall be made within thirty (30) days from the end of the applicable twelve-month period and based upon Buyer’s preliminary financial information available at such time (such payment, the “Preliminary Payment”), provided, however, that upon completion of the preparation of Buyer’s audited annual financial statements, any difference between the Preliminary Payment and the amount due in accordance with such audited financial statements (the “Final Annual Amount”) shall be paid (a) by Buyer to Consultant, in the event the Preliminary Payment is less than the Final Annual Amount, or (b) by Consultant to Buyer, in the event the Preliminary Payment is greater than the Final Annual Amount.

EXHIBIT B